Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Number 333-190714 on Form S-8 dated August 19, 2013, pertaining to the Clougherty Packing, LLC Retirement Plan for Certain Employees of Clougherty Packing, LLC, a wholly owned subsidiary of Hormel Foods Corporation, of our report dated April 21, 2016, with respect to the financial statements and supplemental schedule of the Clougherty Packing, LLC Retirement Plan for Certain Employees,  included in this Annual Report (Form 11-K) for the year ended October 25, 2015.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 21, 2016